Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2024 Earnings

New York, October 25, 2024 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $24.5 million or $2.38 basic earnings per share for the third quarter of 2024, compared with net income of $13.9 million or $1.32 basic earnings per share for the third quarter of 2023. Revenue for the third quarter of 2024 was $373.4 million, an increase of 19.4%, compared to revenue of $312.7 million for the third quarter of 2023.

Albert G. Lowenthal, Chairman and CEO commented, "The Firm delivered strong operating results for the quarter in a still-resilient economic environment. During the third quarter, all major indices reached new highs, mostly spurred by the Federal Reserve’s long-awaited decision to reduce the Federal Funds rate by one half percent with the view that lower borrowing costs will slow the uptick in unemployment without rekindling higher inflation. Based on recent economic indicators, it appears that the U.S. economy is headed for a soft landing, amidst continued growth in the economy as we move into 2025.

The continued outperformance of the equity markets aided our Wealth Management franchise by driving better than expected retail trading volumes and related commission revenues during what is typically a seasonally slower summer trading period. The markets also propelled our assets under management (“AUM”) to our third consecutive record, resulting in higher asset-based advisory fees. Additionally, higher average margin loans drove a meaningful improvement in our interest revenues from the prior year, though our interest sensitive sweep income was somewhat reduced due to lower average sweep balances.

Our investment banking revenues also rose due to an uptick in our advisory fees, particularly in our restructuring practice. Equity underwriting fees were adversely impacted by lower issuance levels as we have seen economic uncertainty restrict issuances despite the general improvement in market breadth and market averages. We believe that that Firm is well positioned to benefit as issuance volumes improve.

Our results drove yet another fresh record in our book value per share levels and provided us with the opportunity to further strengthen our balance sheet as we announced our plans to redeem all outstanding senior secured notes ($113.05 million) at their par amounts, and retired the notes on October 10, 2024. Access to capital for expansion will continue to be available as needed. "

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-24	3Q-23
Revenue	$373,352	$312,667
Compensation Expenses	$237,935	$195,684
Non-compensation Expenses	$100,047	$95,396
Pre-Tax Income	$35,370	$21,587
Income Tax Provision	$10,862	$7,808
Net Income (1)	$24,508	$13,861
Earnings Per Share (Basic) (1)	$2.38	$1.32
Earnings Per Share (Diluted) (1)	$2.16	$1.21
Book Value Per Share	$81.10	$75.01
Tangible Book Value Per Share (2)	$64.03	$58.65
Private Client
Revenue	$218,787	$193,254
Pre-Tax Income	$62,894	$65,249
Assets Under Administration (billions)	$129.8	$110.7
Asset Management
Revenue	$27,262	$20,830
Pre-Tax Income	$9,121	$4,951
Assets Under Management (billions)	$49.1	$40.4
Capital Markets
Revenue	$124,030	$94,576
Pre-Tax Loss	$(6,144)	$(15,254)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the third quarter of 2024 was primarily driven by significantly higher advisory fees attributable to a rise in billable assets under management ("AUM"), an increase in transaction-based commissions as well as improved investment banking and interest revenues
•Announced plans to further strengthen balance sheet through the redemption of all outstanding Senior Secured Notes which occurred on October 10, 2024
•Assets under administration and under management were both at record levels at September 30, 2024, benefiting from market appreciation
•Compensation expenses increased from the prior year quarter largely as a result of higher incentive compensation, deferred compensation and production-related expenses.
•Non-compensation expenses increased from the prior year quarter primarily due to higher interest and technology related expenses partially offset by lower legal costs
•Total stockholder's equity, book value and tangible book value per share reached new record highs as a result of positive earnings

Private Client
Private Client reported revenue for the current quarter of $218.8 million, 13.2% higher compared with a year ago mostly due to higher advisory fees driven by appreciation in AUM and an increase in commission revenue due to higher transactional volume. Pre-tax income of $62.9 million in the current quarter resulted in a pre-tax margin of 28.8%. Financial advisor headcount at the end of the current quarter was 928 compared to 946 at the end of the third quarter of 2023.

Revenue:
•Retail commissions increased 23.6% from a year ago primarily due to higher retail trading activity
•Advisory fees increased 13.8% due to higher AUM during the billing period for the current quarter when compared to the third quarter of last year
•Bank deposit sweep income decreased $7.4 million from a year ago due to lower cash sweep balances
•Interest revenue increased 14.5% from the prior year period due to higher interest earned from margin loans
•Other revenue increased from a year ago primarily due to increases in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses increased 28.5% from a year ago primarily due to higher production related expenses and deferred compensation costs
•Non-compensation expenses increased 4.5% from a year ago primarily due to higher interest expense

('000s, except otherwise indicated)
	3Q-24	3Q-23

Revenue	$218,787	$193,254
Commissions	$54,872	$44,385
Advisory Fees	$94,187	$82,774
Bank Deposit Sweep Income	$34,875	$42,304
Interest	$24,331	$21,248
Other	$10,522	$2,543

Total Expenses	$155,893	$128,005
Compensation	$118,674	$92,383
Non-compensation	$37,219	$35,622

Pre-Tax Income	$62,894	$65,249

Compensation Ratio	54.2%	47.8%
Non-compensation Ratio	17.0%	18.4%
Pre-Tax Margin	28.8%	33.8%

Assets Under Administration (billions)	$129.8	$110.7
Cash Sweep Balances (billions)	$2.8	$3.5

Asset Management

Asset Management reported revenue for the current quarter of $27.3 million, 30.9% higher compared with a year ago. Pre-tax income was $9.1 million, an increase of 84.2% compared with the prior year period.

Revenue:
•Advisory fee revenue increased 8.9% from a year ago due to increased management fees resulting from the higher net value of billable AUM during the current quarter
Assets under Management (AUM):
▪AUM increased to $49.1 billion at September 30, 2024, the third consecutive record high, which is the basis for advisory fee billings for October 2024
▪The increase in AUM was comprised of higher asset values of $9.4 billion on existing client holdings, partially offset by payments of $0.7 billion
Total Expenses:
•Compensation expenses were up 18.1% from a year ago primarily resulting from increases in incentive compensation
•Non-compensation expenses were up 12.2% when compared to the prior year period mostly due to higher external portfolio management costs which are directly related to the increase in AUM

('000s, except otherwise indicated)
	3Q-24	3Q-23

Revenue	$27,262	$20,830
Advisory Fees	$27,432	$25,188
Other	$(170)	$(4,358)

Total Expenses	$18,141	$15,879
Compensation	$6,596	$5,585
Non-compensation	$11,545	$10,294

Pre-Tax Income	$9,121	$4,951

Compensation Ratio	24.2%	26.8%
Non-compensation Ratio	42.3%	49.4%
Pre-Tax Margin	33.5%	23.8%

AUM (billions)	$49.1	$40.4

Capital Markets

Capital Markets reported revenue for the current quarter of $124.0 million, 31.1% higher when compared with the prior year period. Pre-tax loss was $6.1 million compared with a pre-tax loss of $15.3 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 82.2% compared with a year ago primarily due to higher restructuring-related transaction activity
•Equity underwriting fees decreased 17.4% when compared with a year ago due to lower new issuance levels
•Fixed income underwriting fees were modestly higher than the prior year period
Sales and Trading
•Equities sales and trading revenue increased 7.5% compared with the prior year period mostly due to higher volumes
•Fixed income sales and trading revenue increased 45.5% compared with a year ago primarily due to an increase in trading income attributable to higher interest rates and volumes

Total Expenses:
•Compensation expenses increased 20.2% compared with a year ago largely due to costs associated with opportunistic new hires and higher incentive compensation
•Non-compensation expenses were 15.3% higher than a year ago primarily due to an increase in interest expense in financing trading inventories

('000s)
	3Q-24	3Q-23

Revenue	$124,030	$94,576

Investment Banking	$50,098	$36,000
Advisory Fees	$32,798	$18,001
Equities Underwriting	$12,588	$15,246
Fixed Income Underwriting	$4,390	$2,049
Other	$322	$704

Sales and Trading	$72,755	$58,102
Equities	$33,303	$30,985
Fixed Income	$39,452	$27,117

Other	$1,177	$474

Total Expenses	$130,174	$109,830
Compensation	$87,649	$72,933
Non-compensation	$42,525	$36,897

Pre-Tax Loss	$(6,144)	$(15,254)

Compensation Ratio	70.7%	77.1%
Non-compensation Ratio	34.3%	39.0%
Pre-Tax Margin	(5.0)%	(16.1)%

Other Matters

•The Board of Directors announced a quarterly dividend to $0.18 per share payable on November 22, 2024 to holders of Class A non-voting and Class B voting common stock of record on November 8, 2024
•Compensation expense as a percentage of revenue at 63.7% was relatively flat with the same period last year
•On October 10, 2024, the Company completed its redemption of all Senior Secured Notes outstanding ($113.05 million) at their par amounts plus accrued and unpaid interest
•The effective tax rate for the current period was 30.7% compared with 36.2% for the prior year period. The effective tax rate for the third quarter of 2024 was positively impacted by fewer non-deductible expenses when compared to the prior year period.

(In millions, except number of shares and per share amounts)
	3Q-24	3Q-23
Capital
Stockholders' Equity (1)	$837.8	$779.3
Regulatory Net Capital (2)	$487.5	$437.1
Regulatory Excess Net Capital (2)	$464.6	$415.4

Common Stock Repurchases
Repurchases	$0.3	$6.5
Number of Shares	5,981	168,904
Average Price	$49.30	$38.30

Period End Shares	10,331,401	10,388,898
Effective Tax Rate	30.7%	36.2%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 89 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2023.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Commissions	$103,079	$83,933	22.8	$295,984	$259,174	14.2
Advisory fees	121,631	107,969	12.7	353,675	310,214	14.0
Investment banking	52,185	37,411	39.5	131,841	95,354	38.3
Bank deposit sweep income	34,875	42,304	(17.6)	106,406	135,273	(21.3)
Interest	38,034	26,430	43.9	99,605	78,691	26.6
Principal transactions, net	14,364	16,892	(15.0)	42,672	46,635	(8.5)
Other	9,184	(2,272)	*	26,896	15,195	77.0
Total revenue	373,352	312,667	19.4	1,057,079	940,536	12.4
EXPENSES
Compensation and related expenses	237,935	195,684	21.6	680,375	589,200	15.5
Communications and technology	24,602	22,590	8.9	73,860	67,813	8.9
Occupancy and equipment costs	16,240	17,281	(6.0)	47,604	49,622	(4.1)
Clearing and exchange fees	7,125	6,051	17.7	19,747	18,241	8.3
Interest	24,103	19,744	22.1	66,631	50,353	32.3
Other	27,977	29,730	(5.9)	80,172	136,369	(41.2)
Total expenses	337,982	291,080	16.1	968,389	911,598	6.2

Pre-Tax Income	35,370	21,587	63.8	88,690	28,938	206.5
Income tax provision	10,862	7,808	39.1	28,172	10,262	174.5
Net Income	$24,508	$13,779	77.9	$60,518	$18,676	224.0

Less: Net loss attributable to non-controlling interest, net of tax	—	(82)	*	(310)	(403)	*
Net income attributable to Oppenheimer Holdings Inc.	$24,508	$13,861	76.8	$60,828	$19,079	218.8

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$2.38	$1.32	80.3	$5.87	$1.75	235.4
Diluted	$2.16	$1.21	78.5	$5.45	$1.62	236.4

Weighted average number of common shares outstanding
Basic	10,332,927	10,519,431	(1.8)	10,355,982	10,874,055	(4.8)
Diluted	11,277,865	11,440,229	(1.4)	11,156,536	11,746,337	(5.0)

Period end number of common shares outstanding	10,331,401	10,388,898	(0.6)	10,331,401	10,388,898	(0.6)
* Percentage not meaningful